Exhibit (a)(5)(ii)

Mangrove Announces Waiver of Condition of
Tender Offer of Asta Funding, Inc.

NEW YORK, April 5, 2016 /PRNewswire/ -- Mangrove Partners ("Mangrove") today announced that it has waived certain conditions to its previously announced tender offer related to the announcement by Asta Funding, Inc. (ASFI) of a “Dutch Auction” tender offer for shares of its own Common Stock.  Mangrove’s tender offer for 3,000,000 shares of Asta Funding’s common stock at a cash price equal to $9.00 net per share was made subject to certain conditions, including the Company has not authorized or proposed the acquisition or other reduction in the number of shares of its common stock or other securities.  The announcement of the “Dutch Tender” has triggered such condition.  Mangrove has determined to waive such condition, but will add the following condition to its tender offer:

“The terms and conditions of ASTA Funding’s “Dutch Auction” tender offer must be acceptable to Mangrove.”

Mangrove will make this determination following its review of all definitive documentation with respect to the ASTA Funding “Dutch Auction” tender offer.

Important Information about the Tender Offer

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF ASTA FUNDING.  NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.  THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE WILL BE MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”).  THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE PREVIOUSLY FILED OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.  SHAREHOLDERS MAY OBTAIN FREE COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE OFFER, MORROW & CO., LLC AT (800) 662-5200 (TOLL-FREE) OR BY EMAIL AT TENDERINFO@MORROWCO.COM.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding Mangrove’s offer to acquire shares of Common Stock of Asta. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of Mangrove and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the contemplated tender offer described in this press release, including the conditions to closing the tender offer may not be satisfied, uncertainties as to the amount of shares that will be tendered in the tender offer and Mangrove’s ownership interest in Asta following the tender offer, and the risk that the expected benefits to Mangrove from the tender offer may not be realized or maintained. Mangrove undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Mangrove Partners
Nathaniel August / Philip Lee 212-897-9535